PINNACLE WEST CAPITAL CORPORATION

                       AND ARIZONA PUBLIC SERVICE COMPANY

                           DIRECTORS' RETIREMENT PLAN

                                TABLE OF CONTENTS

ARTICLE ONE - DEFINITIONS AND CONSTRUCTION.....................................1

     1.1  Definitions..........................................................1
     1.2  Construction.........................................................2

ARTICLE TWO - PARTICIPATION AND SERVICE........................................3

     2.1  Participation........................................................3
     2.2  Limitation on Years of Service.......................................3

ARTICLE THREE - REQUIREMENTS FOR BENEFITS......................................3

     3.1  Pension Entitlement..................................................3
     3.2  Death of a Participant...............................................4
     3.3  Pension Forfeiture...................................................4
     3.4  Non-Duplication of Benefits..........................................4

ARTICLE FOUR - DETERMINATION OF BENEFITS.......................................4

     4.1  Amount and Form of Benefit Payment...................................4
     4.2  Commencement and Form of Benefits....................................4
     4.3  Payment of Benefits..................................................4

ARTICLE FIVE - INALIENABILITY OF BENEFITS......................................5

     5.1  No Assignment Permitted..............................................5

ARTICLE SIX - PLAN ADMINISTRATION..............................................6

     6.1  Appointment..........................................................6
     6.2  Powers...............................................................6
     6.3  Indemnification......................................................6
     6.4  Claims Procedure.....................................................6

ARTICLE SEVEN - AMENDMENT AND TERMINATION......................................7

     7.1  Amendment............................................................7
     7.2  Right to Terminate...................................................7

ARTICLE EIGHT - MISCELLANEOUS..................................................7

     8.1  Funding..............................................................7
     8.2  Duration.............................................................8
     8.3  Limitation on Participant's Rights...................................8
     8.4  Heirs and Successors.................................................8

                        PINNACLE WEST CAPITAL CORPORATION
                       AND ARIZONA PUBLIC SERVICE COMPANY
                           DIRECTORS' RETIREMENT PLAN

                                    PREAMBLE

     Effective January 1, 1995, PINNACLE WEST CAPITAL CORPORATION (the "Company") adopted the PINNACLE WEST CAPITAL CORPORATION AND ARIZONA PUBLIC SERVICE COMPANY DIRECTORS' RETIREMENT PLAN (the "Plan") to provide retirement benefits to those members of the Boards of Directors of the Company and Arizona Public Service Company ("APS") who are not employees of the Company, APS or their subsidiaries. By this amendment and restatement of this Plan in its entirety, the Company intends to amend the Plan to cease future benefit accruals, increase the benefits of all directors, authorize the Company to pay the benefits accrued by active directors in a lump sum in Company stock, and grant the Company the discretion to pay the benefits accrued by former directors in a lump sum, in cash or stock at any time in the future.

                                   ARTICLE ONE

                          DEFINITIONS AND CONSTRUCTION

     1.1 DEFINITIONS. When a word or phrase shall appear in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Section 1.1. The following words and phrases with the initial letter capitalized shall have the meanings set forth in this Section 1.1, unless a clearly different meaning is required by the context in which the word or phrase is used:

          (a) "Actuarially Equivalent" - Of equal value when computed on the basis of the actuarial assumptions and tables used for purposes of determining actuarial equivalency at the time the benefit is computed. Actuarial Equivalence shall be determined on the basis of the factors and assumptions set forth below:

               (i) an interest rate of six percent (6%) per annum;

               (ii) the 1983 Group Annuity Mortality Table (50/50 Blend); and

               (iii) a retirement age of sixty-five (65) unless the Participant had attained age sixty-five (65) prior to January 1, 1995, in which case the retirement age shall be age seventy (70).

          (b) "APS" - Arizona Public Service Company and each corporation that succeeds to substantially all of its assets and elects to continue its participation in this Plan.

          (c) "Board" - The Boards of Directors of the Company or APS.

          (d) "Code" - The Internal Revenue Code of 1986, as the same may hereafter be amended from time to time.

          (e) "Company" - PINNACLE WEST CAPITAL CORPORATION and each corporation that succeeds to substantially all of its assets and elects to continue its participation in this Plan.

          (f) "Director" - An individual serving on the Boards of Directors of the Company or APS.

          (g) "Effective Date" - June 21, 2000.

          (h) "Participant" - A Director who has satisfied the eligibility requirements set forth in Section 2.1 prior to the Effective Date.

          (i) "Plan" - The PINNACLE WEST CAPITAL CORPORATION AND ARIZONA PUBLIC SERVICE COMPANY DIRECTORS' RETIREMENT PLAN, as set forth in this instrument, and as it may hereafter be amended from time to time.

          (j) "Plan Administrator" - The person or committee appointed by the Board of Directors of the Company to administer the Plan. Unless otherwise determined by the Company's Board of Directors, on and after the Effective Date, the Plan Administrator shall be the Vice President and Secretary of the Company.

          (k) "Retirement Plan" - The Pinnacle West Capital Corporation Retirement Plan or any other defined benefit pension plan within the meaning of Section 414(j) of the Code maintained by the Company, APS or their subsidiaries.

          (l) "Year of Service" - Each twelve (12) consecutive month period during which the Director served as a member of the Board, commencing on the date on which the Director is or was first elected to the Board of either the Company or APS. If a Director ceases to serve on the Board and is later reelected as a member of the Board, for purposes of measuring Years of Service following reelection, the twelve (12) consecutive month period shall be measured from the date of the Director's re-election to the Board and from each anniversary thereof, and shall be aggregated with such Director's prior Years of Service. In the event that a Director's term on the Board ends, or the Director reaches age sixty-five (65), other than on the date of the Director's anniversary, Years of Service shall include the entirety of such partial year, through the next anniversary date, only if more than six (6) months have elapsed since the last anniversary of the Director's election or reelection to the Board.

     1.2 CONSTRUCTION. The masculine gender, where appearing in this Plan, shall include the feminine gender, and vice-versa, and the singular may include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this

Plan. The term "delivered to the Plan Administrator," as used in this Plan, shall include delivery to a person or persons designated by the Plan Administrator for the disbursement and receipt of administrative forms. Delivery shall be deemed to have occurred only when the form or other communication is actually received. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of this Plan shall be construed and enforced according to the laws of the State of Arizona and shall be administered according to the laws of such state, except as otherwise required by law.

                                   ARTICLE TWO

                            PARTICIPATION AND SERVICE

     2.1 PARTICIPATION. Each Director who is serving on the Board of Directors of the Company or APS who is not at the same time an employee of the Company, APS or their subsidiaries on the Effective Date, shall be a Participant as of the Effective Date. Each Director who is not a Participant as of the Effective Date shall become a Participant as of the date he or she first becomes a member of the Board of Directors of the Company or APS; provided, however, that if such person is an employee of the Company, APS or their subsidiaries, such person shall become a Participant on the day that such employee status ceases. Notwithstanding the foregoing, (a) a Director who is receiving or entitled to receive a pension from the Retirement Plan shall not be eligible to participate in this Plan, and (b) a Director who becomes a member of the Board on or after the Effective Date shall not be eligible to participate in the Plan.

     2.2 LIMITATION ON YEARS OF SERVICE. The following Years of Service shall be disregarded for purposes of this Plan: (a) Years of Service completed by a Participant while he or she was an employee of the Company, APS or their subsidiaries, (b) subject to Section 1.1(l), Years of Service completed by a Participant after attaining age sixty-five (65), provided that Years of Service for a Participant who was a Director as of January 1, 1995, and who first became a Director after attaining age sixty-five (65), shall include such Participant's actual Years of Service, and (c) Years of Service completed on or after the Effective Date.

                                  ARTICLE THREE

                            REQUIREMENTS FOR BENEFITS

     3.1 PENSION ENTITLEMENT. Subject to Sections 3.2 and 3.3, a Participant shall have a non-forfeitable right to a pension benefit under this Plan upon the completion of one Year of Service or if he or she is serving as a Director on the Effective Date.

     3.2 DEATH OF A PARTICIPANT. Except as otherwise provided in Section 4.2(e), no death benefits shall be paid from this Plan on account of a Participant who dies prior to the commencement of benefits or prior to receiving all of the benefits to which he or she would otherwise be entitled under this Plan.

     3.3 PENSION FORFEITURE. Notwithstanding any provision to the contrary in the Plan, a Participant shall not receive any pension under this Plan if he or she is receiving, or is entitled to receive, a pension from the Retirement Plan, or if the Participant has been found by a unanimous vote of the Company's Board of Directors (but excluding that Participant) to have acted in bad faith in the performance of his or her duties as a Director.

     3.4 NON-DUPLICATION OF BENEFITS. A Participant who serves on the Board of Directors of both the Company and APS shall be entitled to only one pension under the Plan, with such pension to be attributable to, and paid by, whichever company with respect to which the Participant had accumulated the greatest number of Years of Service as a Director.

                                  ARTICLE FOUR

                            DETERMINATION OF BENEFITS

     4.1 AMOUNT OF BENEFIT PAYMENT. (a) The benefits accrued by each Participant who is serving as a Director as of the Effective Date shall be equal to the amount reflected on Exhibit A to this Plan.

     (b) Except as otherwise provided in Section 4.2, the benefits payable to each Participant who is not serving as a Director as of the Effective Date shall be equal to the benefit accrued by such Participant under the terms of the Plan as in effect prior to the Effective Date.

     4.2 COMMENCEMENT AND FORM OF BENEFITS. (a) For a Participant who is serving as a Director as of the Effective Date, the benefits accrued by that Participant under Section 4.1(a) shall be paid to the Participant in a lump-sum in Common Stock of the Company. Such lump sum payment shall be paid as soon as practicable following the Effective Date.

     (b) For a Participant who is not serving as a Director as of the Effective Date, the benefit accrued by that Participant, as determined under Section 4.1(b), shall be paid to the Participant in the form of a monthly annuity on the first business day of each month, commencing on the first business day of the month following the later of (a) the month in which the Participant is no longer serving as a member of the Board, or (b) the month in which the Participant attains age sixty-five (65). Upon retirement from the Board, a Participant's benefits shall be determined as of the last day of the month in which he or she attains age sixty-five (65).

     (c) Notwithstanding the foregoing, the President and Chief Executive Officer of the Company may, in his discretion, direct the Company, at any time following the Effective Date, to pay a Participant entitled to benefits under
Section 4.2(b) a lump sum in lieu of the monthly annuity otherwise payable to that Participant. Each Participant's lump sum payment shall be equal to the sum of (i) an amount which is Actuarially Equivalent to his or her monthly annuity (adjusted to take into account amounts previ-ously paid to the Participant under this Plan), and (ii) an amount equal to twenty percent (20%) of the amount determined under Section 4.2(c)(i). The President and Chief Executive Officer of the Company may, in his discretion, direct the Company to pay such lump sum payment in cash or Common Stock of the Company.

     (d) For purposes of this Section 4.2, the value of the Company Common Stock distributed to a Participant under this ARTICLE FOUR shall be equal to (i) for Participants who are described in Section 4.2(a), the lesser of (A) the closing price of such stock on the New York Stock Exchange on the Effective Date, or (B) the average closing price of such stock on the New York Stock Exchange for the five (5) trading days immediately preceding the Effective Date, and (ii) for Participants described in Section 4.2(b), the lesser of (A) the date specified by the President and Chief Executive Officer of the Company as the date on which the lump sum payable to such Participant shall be determined (the "conversion date"), or (B) the average closing price of such stock on the New York Stock Exchange for the five (5) trading days immediately preceding the conversion date. If the number of shares to be paid to a Participant, determined by dividing the share price (as determined above) by the Participant's lump sum amount, would result in the Participant being entitled to a number of shares which is not divisible by ten (10), that number shall be rounded up to the next whole number which is divisible by ten (10), and the Participant shall receive that number of shares.

     (e) If a Participant entitled to a lump sum payment under Section 4.2(a) or
(c) dies prior to receipt of that payment, the amount payable shall be paid to the Participant's estate.

                                  ARTICLE FIVE

                           INALIENABILITY OF BENEFITS

     5.1 No Assignment Permitted. No Participant and no creditor of a Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon the benefits payable under this Plan. Except as provided in Section 4.2(e), all payments to be made to Participants, excepting persons under legal disability, shall be made only upon their personal receipts or endorsements, and no interest in the Plan shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants. This
Section 5.1 shall, however, not preclude assignments or alterations pursuant to a court order for purposes of satisfying the Participant's family support obligations.

                                   ARTICLE SIX

                               PLAN ADMINISTRATION

     6.1 APPOINTMENT. The Board of Directors of the Company shall appoint the Plan Administrator. Members of the Board and officers and employees of the Company and its subsidiaries may serve as the Plan Administrator.

     6.2 POWERS. The Plan Administrator shall have the discretionary power and authority to perform the administrative duties of the Plan Administrator as described in the Plan or required for proper administration of the Plan, and shall have all powers necessary to enable it to properly carry out such duties. Without limiting the generality of the foregoing, the Plan Administrator shall have the power and discretion to construe and interpret the Plan, to determine all questions of meaning or interpretation that shall arise under the Plan, to hear and determine claims relating to the Plan as provided in Section 6.4 of the Plan, and to decide all questions relating to the eligibility to participate in the Plan, to decide all questions relative to the determination of Years of Service, status, and rights of a Participant, and to determine the manner and time of payment of benefits under the Plan. All benefit disbursements shall be made upon the written instructions of the Plan Administrator. The decisions of the Plan Administrator shall be binding and conclusive upon all persons. The Plan Administrator shall file all reports and forms lawfully required to be filed and shall distribute any forms, reports, statements or plan descriptions lawfully required to be distributed to Participants and others.

     6.3 INDEMNIFICATION. To the extent permitted by law, the Company may, but shall not be required to, indemnify and agree to hold harmless its employees, agents and the Plan Administrator from all loss, damage, or liability, joint or several, including payment of expenses in connection with defense against any such claim, for their acts, omissions and conduct, and for the acts, omissions and conduct of their duly appointed agents, which acts, omissions, or conduct constitutes or is alleged to constitute a breach of such individual's fiduciary or other responsibilities under any law, except for those acts, omissions, or conduct resulting from his or her own willful misconduct, willful failure to act, or gross negligence; provided, however, that if any party would otherwise be entitled to indemnification hereunder with respect to any liability and such party shall be insured against loss as a result of such liability by any insurance contract or contracts, such party shall be entitled to indemnification hereunder only to the extent by which the amount of such liability shall exceed the amount thereof payable under such insurance contract or contracts. The Company may obtain insurance covering itself and others for breaches of fiduciary obligations under the Plan to the extent permitted by law, and nothing in this Plan shall restrict the right of any person to obtain such insurance for himself in connection with the performance of his or her duties under the Plan.

     6.4 CLAIMS PROCEDURE. If a Participant disagrees with the Plan Administrator's determination regarding his or her eligibility for a pension or the amount of such pension, the affected Participant may, within thirty (30) days after receiving the Plan Administrator's written notice of that decision, request in writing a review of his or her claim by the Plan Administrator. The written statement requesting that review should set forth the Participant's reasons supporting the claim. If the claimant does not request a review meeting within thirty (30) days after receiving written notice of the Plan Administrator's decision, the Participant shall be deemed to have accepted the Plan Administrator's decision. A decision on review shall be rendered in writing by the Plan Administrator not later than sixty (60) days after review, and a written copy of such decision shall be delivered to the Participant. To the extent permitted by law, a decision on review by the Plan Administrator shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, the claims procedures described in this Section 6.4 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a Participant or a person claiming rights through a Participant. The Plan Administrator may, in his or her sole discretion, waive these procedures as a mandatory precondition to such an action.

                                  ARTICLE SEVEN

                            AMENDMENT AND TERMINATION

     7.1 AMENDMENT. The Company shall have the right at any time to modify, alter or amend this Plan. An amendment shall be in writing, approved by the Board of Directors of the Company, and executed by a duly authorized officer of the Company. Any such modification, alteration or amendment may be in whole or in part and may be prospective or retroactive; provided that no amendment shall reduce any Participant's vested benefit determined as of the date the amendment is adopted.

     7.2 RIGHT TO TERMINATE. The Company shall have the right to terminate the Plan, completely or partially, at any time. The termination of the Plan shall not reduce the pension benefit of any Participant determined as of the Plan's termination date. The Plan shall be terminated as of the effective Date, provided that it shall continue in existence until all benefits accrued under the Plan as of the Effective Date have been paid.

                                  ARTICLE EIGHT

                                  MISCELLANEOUS

     8.1 FUNDING. Benefits payable under the Plan shall be paid from the general assets of the Company or APS as to each company's own directors. Participants shall be unsecured creditors of the Company or APS and shall have no legal or equitable rights, interest or claims in any property or assets of the Company, APS or their subsidiaries.

     8.2 DURATION. The Plan shall continue in full force and effect for the maximum period permitted under applicable law, subject to the Company's right to amend the Plan and to terminate the Plan as provided in ARTICLE SEVEN of the Plan.

     8.3 LIMITATION ON PARTICIPANT'S RIGHTS. Nothing contained in the Plan shall be deemed to give any individual the right to be retained as a Director.

     8.4 HEIRS AND SUCCESSORS. All of the provisions of the Plan shall be binding upon all persons who shall be entitled to any benefits under the Plan, their heirs and legal successors.

     IN WITNESS WHEREOF, PINNACLE WEST CAPITAL CORPORATION has caused this Plan to be executed by its duly authorized officers, this ____ day of June, 2000.

                                        PINNACLE WEST CAPITAL CORPORATION


                                        By
                                           -------------------------------------

                                        Its
                                           -------------------------------------

                                    EXHIBIT A

     Director                                                    Lump Sum Amount
     --------                                                    ---------------
Edward N. Basha                                                      $ 19,297
Michael L. Gallagher                                                 $ 21,711
Pamela Grant                                                         $116,757
Roy A. Herberger, Jr.                                                $ 55,210
Martha O. Hesse                                                      $ 59,974
William S. Jamieson, Jr.                                             $ 56,289
Humberto S. Lopez                                                    $ 31,713
Robert G. Matlock                                                    $ 47,516
Kathryn L. Munro                                                     $  6,050
Bruce J. Nordstrom                                                   $ 15,928